EXHIBIT 23.03

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectuses of Lehman Brothers Holdings Inc., and to the incorporation by reference therein of our reports dated February 13, 2007, with respect to the consolidated financial statements and financial statement schedule of Lehman Brothers Holdings Inc., Lehman Brothers Holdings Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Lehman Brothers Holdings Inc., incorporated by reference in its Annual Report (Form 10-K) for the year ended November 30, 2006, filed with the Securities and Exchange Commission.

May 8, 2007